EXHIBIT 10.1

NOTE EXCHANGE AGREEMENT

     This Note Exchange Agreement ("Agreement") is made and entered into as of April 16, 2009, by and among Unify Corporation, a Delaware corporation (“Parent”) and the holders of convertible promissory notes with aggregate principal and accrued interest of approximately $12.9 million (the “Old Notes”) of AXS-One Inc., a Delaware corporation (the “Company”), listed on the signature pages hereto (the “Note Holders”).

RECITALS

     A. Parent, the Company and UCAC, Inc., a wholly owned subsidiary of Parent (“MergerSub”), are negotiating a certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will be merged with and into MergerSub, with the Company surviving as a wholly owned subsidiary of Parent. A substantially completed draft of the Merger Agreement is attached to this Agreement as Exhibit A, and capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the attached Merger Agreement.

     B. As a condition to the Parent’s agreement to enter into the Merger Agreement and consummate the Merger, the Parent has required that the Note Holders agree to exchange the Old Notes for Parent Shares, on the terms described herein and in Section 4.7 of the Merger Agreement.

     C. The Note Holders believe that consummation of the Merger is in their best interest and the best interest of the Company and desire to exchange the Old Notes for Parent Shares in accordance with the terms of this Agreement and Section 4.7 of the Merger Agreement.

     D. As a result of the consummation of the Merger and the transactions described herein and in Section 4.7 of the Merger Agreement, all obligations under the Old Notes will have been satisfied in full.

AGREEMENT

     Now therefore, upon the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     1. Exchange. At the Effective Time, the Note Holders agree that the Old Notes shall be exchanged for Parent Shares in accordance with the provisions of Section 4.7 of the Merger Agreement.

     2. Release of Claims. Other than for claims pursuant to or in connection with the Merger Agreement (including those related to the delivery of the Parent Shares and the Earn-Out and rights related to the Warrants), each Note Holder, on behalf of such Note Holder and such Note Holder’s agents, representatives, employees, managers, members, partners, officers, directors, shareholders, spouse, heirs, executors, administrators, trustees, affiliates, successors and assigns (collectively, "Note Holder Parties"), does hereby effective on the Closing Date unconditionally, irrevocably, fully, forever and absolutely release, acquit and discharge the Company, MergerSub and Parent, and their respective present and former employees, agents, representatives, members, managers, partners, principals, predecessors, affiliates, alter egos, successors and assigns (collectively, "Released Parties"), from any and all losses, liabilities, claims, demands, liens, actions, causes of action, obligations, damages, judgments, expenses, costs, orders and suits of any type (contingent, accrued or otherwise), whether in law and/or in equity, known or unknown, suspected or unsuspected, including, without limitation, any claim or demand before any court, administrative body, public agency, or any other body, which any Note Holder Party may now or hereafter have against the Released Parties, related directly or indirectly or in any way arising out of or in connection with Old Notes or any related agreement between the Released Parties and Note Holder Parties, whether oral or written, or any other matter or agreement related thereto (collectively, "Claims"). For the avoidance of doubt, Claims shall not include any rights of a Note Holder Party, if applicable, under employment agreements, employee benefit plans or equity linked grants.

     3. Subsequent Discovery of Different or Additional Facts, Mistake of Fact or Law. Each Note Holder acknowledges that such Note Holder is aware that such Note Holder may hereafter discover facts different from or in addition to those such Note Holder now knows or believes to be true with respect to the Claims herein released, and each Note Holder agrees that the within release shall be and remain in effect in all respects as a complete and general release as to all matters released herein, notwithstanding any such different or additional facts. Each Note Holder expressly waives and relinquishes any and all rights or benefits which such Note Holder may have under, or which may be conferred upon such Note Holder by, state or federal statute or common law principle with respect to the Claims herein released, to the fullest extent that such Note Holder may lawfully waive such rights or benefits pertaining to the Claims herein released.

     4. Covenant Not to Sue. Each Note Holder agrees that such Note Holder will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, defense, set-off, cross-complaint or counterclaim, against the Released Parties based on, arising out of, or in connection with any Claims, which are released and discharged by reason of the execution and delivery of this Agreement. This Agreement may be pleaded as a full and complete defense to, and may be used as a basis for an injunction against any action, suit, or other proceeding that may be prosecuted, instituted or attempted by or on behalf of any Note Holder in breach of this Agreement.

     5. Indemnification. Without in any way limiting any of the rights and remedies otherwise available to the Released Parties, each Note Holder shall indemnify and hold harmless the Released Parties from and against all loss, liability, claim, damage (including incidental and consequential damages) or expenses (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of such Note Holder or the Note Holder Parties related to such Note Holder of any claim or other matter purported to be released pursuant to this Agreement and (ii) the assertion by any third party of any claim or demand against any Released Parties, which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of a Note Holder or the Note Holder Parties related to such Note Holder against such third party of any claims or other matters purported to be released pursuant to this Agreement.

     6. Representations and Warranties of Note Holders. Each Note Holder hereby represents and warrants severally and not jointly to each of the Company, the Parent and MergerSub as follows:

          (a) Such Note Holder owns the Old Notes being exchanged by such Note Holder, free and clear of any liens, claims and encumbrances, and such Note Holder has not assigned, hypothecated or transferred or purported to assign, hypothecate or transfer, in whole or in part, to any person, firm, entity, or corporation any claim, demand, right, damage, liability, debt, account, action, cause of action, or any other matter herein released or discharged;

          (b) Such Note Holder has the full right and authority to enter into this Agreement and to consummate the transactions contemplated by Section 4.7 of the Merger Agreement; and

          (c) Such Note Holder has the power, authority and ability to carry out the obligations assumed and promised hereunder, and other than stockholder approval of the Merger by the stockholders of the Company and Parent is not presently aware of any pending event which would, or could, hamper, hinder, delay, or prevent the timely performance of said obligations.

     7. Binding Effect; Termination. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective present and former agents, servants, officers, directors, employees, shareholders, principals, predecessors, subsidiaries, affiliates, alter egos, partners, members, managers, parents, attorneys, consultants, sureties, spouses, heirs, executors, administrators, trustees, successors and assigns. This Agreement shall terminate, ab initio, if the Merger Agreement is not executed on or before April 30, 2009, and if the Merger Agreement is executed shall terminate, ab initio, if the Merger Agreement is terminated in accordance with its terms.

     8. Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction (or, if applicable, an arbitrator), the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

     9. Entire Agreement. The parties each acknowledge and represent that no promise, representation, or inducement not contained in this Agreement has been made to them and that this Agreement contains the entire understanding between the parties with respect to the subject matter hereof.

     10. Amendment. This Agreement may not be amended or modified unless in writing and signed by all of the parties hereto. Parent agrees that Section 4.7 of the final Merger Agreement will be in the same form as that set forth in the attached draft Merger Agreement unless a revision is agreed to by Note Holders holding not less than two-thirds in interest of the aggregate principal amount due under the Old Notes, and further agree that once the Merger Agreement is executed Section 4.7 will not be amended or modified without the prior written consent of all of the Note Holders holding not less than two-thirds in interest of the aggregate principal amount due under the Old Notes.

     11. Knowing and Voluntary Execution. This Agreement has been read in its entirety by the parties, each party has been fully advised by independent counsel in connection with this Agreement to the extent desired, and this Agreement has been knowingly and voluntarily executed by the parties to this Agreement.

     12. Execution in Counterparts. This Agreement may be executed in counterparts, each of will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

     13. Governing Law. The laws of the state of Delaware (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Agreement, including without limitation, its validity, interpretation, construction, performance, and enforcement.

     14. Headings. Section headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     15. Attorneys' Fees. Should any litigation be commenced between or among the parties concerning any provision of this Agreement or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation, whether by out-of-court settlement, arbitration or final judgment, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys' fees and costs reasonably incurred in such litigation.

     16. Further Assistance. Each party agrees to perform any further acts and to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Agreement.

[Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have executed this Note Exchange Agreement as of the Effective Date.

UNIFY CORPORATION
a Delaware corporation

	By:	/s/ TODD WILLE
Todd Wille, Chief Executive Officer

PRINCIPAL		NOTE HOLDERS

$250,000	By:	/s/ PHILIP RUGANI
Name: Philip Rugani
Title:

$4,500,000	By:	/s/ BLUELINE PARTNERS
Name: Timothy Bacci
Title: Managing Director

$750,000	By:	/s/ SIRIUS TRUST
Name: Sirius Trust
Title:

$100,000	By:	/s/ DANIEL BURCH
Name: Daniel Burch
Title:

$4,500,000	By:	/s/ JURIKA FAMILY TRUST U/A 1989
Name: William K. Jurika
Title: Trustee

$700,000	By:	/s/ ASTON ASSETS, S.A.
Name: Alejandro Gonzalez
Title: Legal Representative

$200,000	By:	/s/ ROBERT MIGLIORINO
Name: Robert Migliorino
Title:

$700,000	By:	/s/ HAROLD D. COPPERMAN
Name: Harold D. Copperman
Title: Director

$250,000	By:	/s/ WILLIAM P. LYONS
Name: William P. Lyons
Title: CEO